ELITE PHARMACEUTICALS ANNOUNCES MANUFACTURING AND SUPPLY AGREEMENT WITH THEPHARMANETWORK, LLC

NORTHVALE, N.J. – June 29, 2011 – Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB:ELTP) today announced that it has entered into a commercial Manufacturing and Supply Agreement with ThePharmaNetwork, LLC, and its wholly owned subsidiary, Ascend Laboratories, LLC (together "TPN").  Under the terms of the agreement, Elite will perform manufacturing and packaging for TPN’s Methadone Hydrochloride, 10 mg tablets.

Elite will be compensated at an agreed upon price for the manufacturing and packaging of the products.

Jerry Treppel, Chairman and CEO of Elite commented, “We are pleased to assist TPN with the launch and commercialization of their Methadone product and in light of the recent action by the FDA with the Lodrane family of products, this agreement will help Elite buffer the impact by providing a new revenue stream.”

About Elite Pharmaceuticals, Inc.
Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products, to improve off-patent drug products, and developing generic versions of controlled release drug products with high barriers to entry. Elite has four ANDA products partnered with TAGI Pharma; one ANDA has launched, two ANDAs are in the process of a manufacturing site transfer and an additional ANDA is currently under review by the FDA. Elite’s lead pipeline products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are novel sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse.  Elite also has partnered with Mikah Pharma to develop a new product and with Hi-Tech Pharmacal to develop an intermediate for a generic product.  Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com